Exhibit 16.1

July 2, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 29, 2026, of Praxis Precision Medicines, Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP